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TSX CORPORATION AND SUBSIDIARY                                        EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



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
                                              Years Ended April 30
                                              --------------------
                                          1996       1995       1994
                                        --------   --------   --------
PRIMARY
 Average shares outstanding               15,196     13,421      7,419
 Net effect of dilutive stock options        751      1,830        294
                                        --------   --------   --------

TOTAL                                     15,947     15,251      7,713
                                        ========   ========   ========

Net income                              $ 16,378      8,452        408
                                        ========   ========   ========

Earnings per share                      $   1.03       0.55       0.05
                                        ========   ========   ========

FULLY DILUTED
 Average shares outstanding               15,196     13,421      7,419
 Net effect of dilutive stock options        873      1,881        441
                                        --------   --------   --------

TOTAL                                     16,069     15,302      7,860
                                        ========   ========   ========

Net income                              $ 16,378      8,452        408
                                        ========   ========   ========

Earnings per share                      $   1.02       0.55       0.05
                                        ========   ========   ========
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